Exhibit 81

MASTER ESCROW AGREEMENT

05 / 12 / 2021

ESCROW AGREEMENT, dated as of ______ 2021, (the “Agreement”) by and among Mission First Capital, LLC, a Delaware Limited Liability Company (the “Company”), Rialto Markets LLC (“Rialto”), and LendingClub Bank, National Association, a National Savings banking corporation, as escrow agent (the “Escrow Agent”).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.       Appointment of Escrow Agent. The Company and Rialto hereby appoint LendingClub Bank, National Association as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

Section 2.       Deposit into the Escrow Property. The Company and Rialto, simultaneously with the execution and delivery of this Agreement, has caused to be deposited with the Escrow Agent the sum of $0 in immediately available funds (the “Escrowed Proceeds”), and which Escrowed Proceeds shall be held in a non-interest bearing and FDIC insured account by the Escrow Agent upon the terms and conditions hereinafter set forth. The foregoing property and/or funds received by the Escrow Agent, less any property and/or funds distributed or paid in accordance with this Agreement, are collectively referred to herein as the “Escrow Property”. The Escrow Agent shall have no duty to solicit the Escrow Property. Company or Rialto shall notify the Escrow Agent in writing at or prior to the time when Escrowed Proceeds are sent to the Escrow Agent pursuant to this Agreement. The Escrow Agent shall have no liability for Escrowed Proceeds sent to it that remain unclaimed and/or are returned if such written notification is not given.

Section 3.       Distribution of Escrow Property. The Escrow Agent shall hold the Escrow Property in its possession until instructed hereunder to deliver the Escrow Property or any specified portion thereof in accordance with a written release notice signed by an Authorized Person of the Company, or jointly by the Company and Rialto. If the Escrow Property is disbursed in accordance with a court order, the Company and Rialto shall jointly represent to the Escrow Agent that such court order is final and non-appealable.

A distribution schedule will be set and agreed to in email by the Company and Rialto, before $100,000 has been received in escrow. This schedule may change and will be agreed to via email. Rialto will instruct Escrow Agent specifically with the total amounts to be disbursed and to whom. With approval from the Company, the Escrow Agent will receive funds as instructed by Rialto.

Section 4.       Termination. This Agreement shall terminate upon the distribution of all Escrow Property from the account established hereunder, or upon written notice of termination from the Company with may be given at any time with 30 calendar days’ prior notice. The provisions of Sections 5, 7 and 8 shall survive the termination of this Agreement and the earlier resignation or removal of the Escrow Agent.

Section 5.        Compensation of Escrow Agent. The Escrow Agent shall be entitled to payment from the Company for customary fees and expenses for all services rendered by it hereunder as separately agreed to in writing between the Company and the Escrow Agent (as such fees may be adjusted from time to time with prior notice to the Company). It is understood by all parties that the annual fee may be deducted from the Escrow Property in the event that the annual fee has not been paid within 30 days following rendering of the invoice. Annual fee of $500.00 is due annually in advance for each year or any part thereof. The Company shall reimburse the Escrow Agent on demand for all reasonable expenses approved by the Company in advance, or reasonably required by it in the administration of its duties hereunder not to exceed $1,000 per year. Such compensation and expenses shall be paid from the Escrow Property to the extent not otherwise paid within thirty (30) days after an invoice has been rendered. The obligations contained in this Section 5 shall be joint and several obligations of the Company and Rialto and shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

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Section 6.       Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving thirty (30) calendar days’ prior written notice of such resignation to the Company and Rialto. The Company and Rialto may remove the Escrow Agent at any time by giving thirty (30) calendar days’ prior written notice to the Escrow Agent. Upon such notice, a successor escrow agent shall be appointed by the Company and Rialto, who shall provide written notice of such to the resigning Escrow Agent. Such successor escrow agent shall become the escrow agent hereunder upon the resignation or removal date specified in such notice. If the Company and Rialto are unable to agree upon a successor escrow agent within thirty (30) days after such notice, the Escrow Agent may, in its sole discretion, deliver the Escrow Property to the Company at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by the Company. Upon receipt of the identity of the successor escrow agent, the Escrow Agent shall deliver the Escrow Property then held hereunder to the successor Escrow Agent, less the Escrow Agent’s fees, costs and expenses or other obligations owed to the Escrow Agent. Upon its resignation and delivery of the Escrow Property as set forth in this Section 6, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the Escrow Property or this Agreement.

Section 7.       Indemnification of Escrow Agent. The Company and Rialto shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its officers, directors, employees, representatives and agents, from and against and reimburse the Escrow Agent for any and all claims, expenses, obligations, liabilities, losses, damages, injuries (to person, property, or natural resources), penalties, stamp or other similar taxes, actions, suits, judgments, reasonable costs and expenses (including reasonable attorney’s fees and expenses) of whatever kind or nature regardless of their merit, demanded, asserted or claimed against the Escrow Agent directly or indirectly relating to, or arising from, claims against the Escrow Agent by reason of its participation in the transactions contemplated hereby, including without limitation all reasonable costs required to be associated with claims for damages to persons or property, and reasonable attorneys’ and consultants’ fees and expenses and court costs except to the extent caused by the Escrow Agent’s gross negligence or willful misconduct. The provisions of this Section 7 shall survive the termination of this Agreement or the earlier resignation or removal of the Escrow Agent.

Section 8.       The Escrow Agent.

(a)             The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied against the Escrow Agent. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement to which the Company or Rialto is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from the Company or Rialto or an entity acting on its behalf. The Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

(b)              If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Property), the Escrow Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(c)              The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document from the Company and Rialto or any entity acting on behalf of the Company or Rialto, (ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (iii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians, or (iv) for an amount in excess of the value of the Escrow Property, valued as of the date of deposit, but only to the extent of direct money damages.

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(d)             If any fees, expenses or costs incurred by, or any obligations owed to the Escrow Agent hereunder are not promptly paid within 30 days after an invoice had been rendered, the Escrow Agent may reimburse itself therefor from the Escrow Property, not to exceed $1,000 per year.

(e)              The Escrow Agent may consult with legal counsel of its own choosing Rialto as to any matter relating to this Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(f)              The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(g)             The Escrow Agent shall be entitled to conclusively rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(h)             The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(i)               The Escrow Agent shall not be under any duty to give the Escrow Property held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder. Uninvested funds held hereunder shall not earn or accrue interest.

(j)               When the Escrow Agent acts on any information, instructions, communications, (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by telex, facsimile, email or other form of electronic or data transmission, the Escrow Agent, absent gross negligence, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the Company or is not in the form the Company and sent or intended to send (whether due to fraud, distortion or otherwise). The Company and Rialto shall indemnify the Escrow Agent against any loss, liability, claim or expense (including legal fees and expenses) it may incur with its acting in accordance with any such communication.

(k)             In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than to retain possession of the Escrow Property, unless the Escrow Agent receives written instructions, signed by an authorized representative of the Company, which eliminates such ambiguity or uncertainty.

(l)               In the event of any dispute between or conflicting claims among the Company and Rialto and any other person or entity with respect to any Escrow Property, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Company and Rialto for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. Any court order, judgment or decree shall be accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Escrow Agent, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been filed with such court. The Escrow Agent shall act on such court order and legal opinions without further question. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Company and Rialto.

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(m)            The Escrow Agent shall have no responsibility for the contents of any writing of the arbitrators or any third party contemplated herein as a means to resolve disputes and may conclusively rely without any liability upon the contents thereof.

(n)             The Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and having only possession thereof. The Company and Rialto shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The Company and Rialto will provide the Escrow Agent with appropriate W-9 forms for tax identification number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall only be responsible for income reporting with respect to income earned on the Escrow Property, if any, and will not be responsible for any other reporting. This paragraph shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Escrow Agent.

(o)             The Escrow Agent shall provide to the Company and Rialto monthly statements identifying expenses, transactions, transfers, and holdings of Escrow Property and each such statement shall be deemed to be correct and final upon receipt thereof by the Company and Rialto unless the Escrow Agent is notified in writing, by the Company and Rialto, to the contrary within thirty (30) business days of the date of such statement.

Section 9.       Miscellaneous. (a) This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof.

(b)             This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without reference to the principles of conflict of laws.

(c)              Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of Utah and of any Federal Court located in the Salt Lake City in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such person at such person’s address for purposes of notices hereunder.

(d)             All notices and other communications under this Agreement shall be in writing in English and shall be deemed given when delivered personally, on the next Business Day after delivery to a recognized overnight courier or mailed first class (postage prepaid) or when sent by e-mail to the parties (which e-mail copy shall be followed, in the case of notices or other communications sent to the Escrow Agent, by delivery of the original) at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

If to the Company, to:

ATTN: Phil Capron, CEO
Mission First Capital LLC
100 Seventh Street, Suite 104
Portsmouth, VA 23704
phil@missionfirstcapital.co

If to RialtoMarkets LLC to:

42 Broadway, Suite 12-129

New York, NY 10004

Attn: Ryan Simmons, Head of Operations

ryan@rialtomarkets.com

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If to the Escrow Agent, to:

LendingClub Bank, National Association

1 Harbor Street

Suite 201

Boston, MA 02210

Attention: Manager, Escrow Team

Or electronically: escrow@radiusbank.com

(e)            The headings of the Sections of this Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Agreement.

(f)            This Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of each party’s respective successors and permitted assigns. Except as expressly provided herein, no other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement is intended to be for the sole benefit of the parties hereto, and (subject to the provisions of this Section 9(f)) their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

(g)           This Agreement may not be amended, supplemented or otherwise modified without the prior written consent of the parties hereto.

(h)           The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

(i)             The parties acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Agreement agree that they will provide to the Escrow Agent such information as it may request, from time to time, in order for the Escrow Agent to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

(j)             This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

(k)           The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

(l)             The Company and Rialto hereby represents and warrants (i) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (ii) that the execution, delivery and performance of this Agreement by the Company and Rialto does not and will not violate any applicable law or regulation.

(m)            The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

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(n)             No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions the Company, “LendingClub Bank, National Association” or Rialto or any of their respective affiliates by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

(o)             For purposes of this Agreement, “Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted by law or executive order to be closed in the City of Boston.

(p)             For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and the Escrow Agent may conclusively rely upon such instructions or directions, delivered, and executed by representatives of the Company Rialtodesignated on Scheduled I attached hereto and made a part hereof (each such representative, an “Authorized Person”) which such designation shall include specimen signatures of such representatives, as such Schedule I may be updated from time to time.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Mission First Capital, LLC

By /s/ Phil Capron
Name: Phil Capron
Title: Authorized Person

Rialto Markets LLC

By /s/ Ryan Simmons
Name: Ryan Simmons
Title: Head of Operations

LENDINGCLUB BANK, NATIONAL ASSOCIATION, as Escrow Agent

By /s/ Tyler Mensick
Name: Tyler Mensick
Title: Vice President

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Schedule I

Authorized Representatives

Name	Title	Specimen Signature
Jim Caboy	CCO-Rialto Markets	/s/ Jim Caboy

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HELLOSIGN
Audit Trail

TITLE	LendingClub - Mission First Capital Escrow Agreement
FILE NAME	LendingClub Escro...FC - 20210512.pdf
DOCUMENT ID	ec167668d30b22315f0fc60ca5a6b5351ccfd1c6
AUDIT TRAIL DATE FORMAT	MM / DD / YYYY
STATUS	● Completed

Document History

Powered by HELLOSIGN

LendingClub - Mission First Capital Escrow Agreement LendingClub Escro...FC - 20210512.pdf ec167668d30b22315f0fc60ca5a6b5351ccfd1c6 MM / DD / YYYY Completed 05 / 12 / 2021 11:28:26 UTC - 5 Sent for signature to Ryan Simmons (ryan@rialtomarkets.com), Phil Capron (phil@missionfirstcapital.co) and Tyler Mensick (tmensick@lendingclub.com) from compliance@rialtomarkets.com IP: 173.54.35.233 05 / 12 / 2021 11:59:09 UTC - 5 Viewed by Phil Capron (phil@missionfirstcapital.co) IP: 174.206.41.11 05 / 12 / 2021 12:28:56 UTC - 5 Signed by Phil Capron (phil@missionfirstcapital.co) IP: 70.160.90.164 05 / 12 / 2021 13:55:54 UTC - 5 Viewed by Ryan Simmons (ryan@rialtomarkets.com) IP: 108.35.36.140 05 / 12 / 2021 13:56:26 UTC - 5 Signed by Ryan Simmons (ryan@rialtomarkets.com) IP: 108.35.36.140

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HELLOSIGN Audit Trail

TITLE	LendingClub - Mission First Capital Escrow Agreement
FILE NAME	LendingClub Escro...FC - 20210512.pdf
DOCUMENT ID	ec167668d30b22315f0fc60ca5a6b5351ccfd1c6
AUDIT TRAIL DATE FORMAT	MM / DD / YYYY
STATUS	● Completed

Document History

VIEWED	**05 / 12 / 2021** 14:41:34 UTC-5	Viewed by Tyler Mensick (tmensick@lendingclub.com) IP: 68.190.209.229
SIGNED	**05 / 12 / 2021** 14:42:06 UTC-5	Signed by Tyler Mensick (tmensick@lendingclub.com) IP: 68.190.209.229
COMPLETED	**05 / 12 / 2021** 14:42:06 UTC-5	The document has been completed.

Powered by HELLOSIGN

05 / 12 / 2021 14:41:34 UTC - 5 Viewed by Tyler Mensick (tmensick@lendingclub.com) IP: 68.190.209.229 05 / 12 / 2021 14:42:06 UTC - 5 Signed by Tyler Mensick (tmensick@lendingclub.com) IP: 68.190.209.229 The document has been completed. 05 / 12 / 2021 14:42:06 UTC - 5 LendingClub - Mission First Capital Escrow Agreement LendingClub Escro...FC - 20210512.pdf ec167668d30b22315f0fc60ca5a6b5351ccfd1c6 MM / DD / YYYY Completed

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